Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-209827 on Form S-3ASR, and Nos. 333-201636, 333-192019, 333-165261, 333-155304, 333-138716, 333-130270, 333-120395, 333-118322, 333-95901, 333-89008, 333-43787, and 333-221176 on Form S-8 of our reports dated February 16, 2018, relating to the consolidated financial statements and financial statement schedule of Iron Mountain Incorporated, and the effectiveness of Iron Mountain Incorporated’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Iron Mountain Incorporated for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

February 16, 2018